EXHIBIT 99.1

JOINT FILING AGREEMENT

August 18, 2023


In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated August 18, 2023 (including amendments thereto), with respect to the shares of Common Stock of Computer Task Group, Incorporated. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.


IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this Joint Filing Agreement to be executed and effective as of the date first written above.

Dated: August 18, 2023

Askeladden Capital Management, LLC

By: 	/s/ Samir Patel
	Name: Samir Patel
	Title: Managing Member

	Samir Patel
	/s/ Samir Patel